Annual Letter to Shareholders of Kingsway Financial Services Inc.
March 31, 2014

Dear Fellow Shareholder,
We appreciate you being a shareholder of our company, Kingsway. For many of you, this has been a long, tough road through significant volatility. Some of you joined us early on in our transition from being a troubled company to where we are now. To all our shareholders, no matter when you joined, welcome and thank you for your continued interest. I want to take the opportunity to describe to you more about our company (with only a hint about where we came from to put everything in perspective), our values, our opportunities, our mistakes, etc. Consider this our first shareholder letter.1 Expect it annually.
For those of you who don’t have the time or inclination to listen to me ramble on about the details, let me jump to the conclusion:
Members of your board of directors (including your CEO) own 37%2 of the current outstanding shares, have invested approximately $7 million into the company in the last 12 months and believe the company has turned the corner.3
For the rest of you, let’s focus on a few things: 1) How we are organized and why that matters; 2) How we think about building value; 3) What the company looks like now; and 4) What else to expect from your management.
How we are organized and why that matters
Kingsway Financial Services Inc. is a Canadian holding company with operating subsidiaries located in the United States. We operate as a merchant bank. What does that mean? I will get to it in a minute… first about the organizational structure.
Board of directors - it is made up of shareholders. All meaningful owners of the company. Each with an investor background, but different personalities and approaches. It is a great sounding board for our management team. We are very lucky this group of talented individuals agreed to direct us through the turnaround with unwavering support for the hard work needed to get us in the position to focus on the future.
The management team - although I have the title of President and CEO, it isn’t the best description of the job. While I am ultimately accountable to the board and shareholders for the operations and every aspect of the company and its performance, my day-to-day time is focused on the deployment of capital. Chief Capital Allocator would be my preferred title, but no one would recognize the acronym of CCA. So, a more fitting title would be Chief Investment Officer.

1 I know this isn’t Kingsway’s first shareholder letter, but rather the first between this management team and our shareholders.
2 This includes 8% of total outstanding shares held by your CEO that are restricted and subject to 10-year cliff vesting.
3 What does “turn the corner” mean to us? It means that, in our opinion, on balance, the company’s opportunities outweigh the risks and legacy issues.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

We are a company of teams, not executives. The team member most responsible for operations is Bill Hickey. He carries a few titles and responsibilities, but by utilizing teams he can focus on his highest and best use within those areas of responsibility rather than the day-to-day activities. Bill is our Chief Financial Officer and one of the most detailed and competent financial executives with whom I have had the pleasure to work. He is also our Chief Operating Officer because of his ability to develop people into leaders.
Although Bill and I often get the only mention in press releases and proxies, we could not do our jobs without a handful of skillful team members at the holding company. Each team member has a depth of expertise within a particular discipline and, more importantly, understands the team concept and how to work in a multi-disciplinary environment to solve problems. We don’t like silos and will try our best to remain a flat, focused management team. One team member I hope you get the chance to meet sometime is Hassan Baqar. He brilliantly led our capital-raising efforts in the rights offering and private placement and serves as my right hand in all of the capital allocation efforts. I can’t imagine trying to do this job without his assistance.
Merchant banking’s4 roots go back to the Middle Ages, when Italian merchants used innovative solutions to the capital problems faced by the businesses of that time (essentially they used their capital to finance foreign trade). When businesses needed capital and usury was outlawed by religious doctrine, merchant bankers developed ways to “invest” in discounted instruments that avoided the usury prohibition and provided for the flow of capital. Merchant banking progressed into many of the capital options that exist today for companies (private equity, traditional banking activity, etc.). Throughout history, the activities of merchant banks changed, but one thing has remained constant: merchant banks take risks in solving capital problems and in return receive upside participation. They provide services, but, instead of taking a fee, they receive “securities.” So, we think of merchant banking more as a mindset than a complete definition of activities.
We formed 1347 Capital LLC to be the “trade name” for our merchant banking activity. Kingsway owns 100% of its equity, and we recently named Gordon Pratt of Fund Management Group as Chairman to help us take our activity to the next level. Gordon and I have worked on merchant banking deals since 2006. He has tremendous insights and connections within the insurance industry. We are fortunate he agreed to help direct the growth of this platform. By the way, 1347 is reportedly the year the first insurance contract was signed in Genoa. We call it “Thirteen forty-seven”… two prime numbers (yes, we are math geeks).
How we think about building value
When we think about building value at Kingsway, there are a few important guiding principles that we bear in mind. The first (and one of the most important) is our long-term perspective in value creation. While many say the words, I wonder what they really mean, so let me elaborate on what “long-term” means at Kingsway. Terry Kavanagh (one of our board members), in trying to convince me to take on the challenge at Kingsway, shared with me a conversation he had with Joe Stilwell (our largest shareholder and a board member). In that conversation, Joe mentioned he wouldn’t judge the success of Kingsway as a stock investment for 15 years. Terry said to me “I told Joe that was way too short; we wouldn’t evaluate it for 20+ years.” He was serious. Our efforts to create and build value are focused on the 15-to-30 year perspective. That doesn’t mean we ignore short- and near-term realities, but it is the perspective by which we set our strategies and judge our results.
We believe in the power of compounding. Insurance companies provide unique vehicles to compound investment results. The unfortunate history of Kingsway has resulted in hundreds of millions of dollars of tax losses (for which we have reserved from an accounting perspective) but provides us the opportunity to not pay federal income tax so long as the losses remain available to offset gains. This enhances our compounding.

4 http://www.fdic.gov/bank/analytical/banking/2001sep/br2001v14n1art2.pdf has some interesting history, although we don’t agree completely with their “generally understood” meaning.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

Although long-term compounding seems like a simple concept, it is often difficult to achieve results without attention to risk. We are very focused on risk. Many other investors talk about risk and return or risk-adjusted returns but, again, without much specificity. We measure risk by considering the worst case scenario and probabilities of losing capital. Looking at risk in isolation is often not very helpful, so we compare that to the upside potential. We are focused on asymmetric risk/reward scenarios. That means we are considering the upside potential and its probabilities versus the downside and its probabilities, with the goal of identifying situations where the weighted upside potential is multiples of the downside potential.
Building value is not without its risks, so we are also looking for the classic margin of safety. Margin of safety could be a highly skewed asymmetric risk/reward (e.g. coin-toss probability of making 300% versus losing 100%) to compensate for the fact that most probabilities are informed guesses. Or, more traditionally, margin of safety can relate to the discount between what one pays and the value received. In most of our investment activities, we are focused on understanding the private market values rather than obsessing over what the everyday valuation voting machine has to say. Although it has some informational value (i.e. what others think at a particular moment in time and how they might be evaluating risk and reward), we don’t let it drive our view of value. We are more concerned with what informed and well-capitalized investors and strategic owners might pay for an asset when looking at our value-building activities. We often won’t get involved if private market values don’t provide for a significant margin of safety when compared to what we pay.
So, you could sum up our “value-building philosophy” as:
Compounding capital in the long-term with investments/acquisitions/financings that offer asymmetric risk/reward potential with a margin of safety supported by private market values.
What the company looks like now
Let me start off on a bit of a soapbox. I’m sorry to take your time on this, but I just don’t know how to talk about our businesses without discussing this topic. We report to you each and every quarter using U.S. Generally Accepted Accounting Principles (or GAAP). GAAP can create certain challenges to investors when trying to determine value. I think of Latin and its use in the scientific community. It is useful to the scientist, but most of us would prefer English to more easily describe things. GAAP is the Latin of businesses, and economic value is the English language of investors. So, while we follow protocol and report our financial statements in GAAP, as investors we often prefer to translate GAAP into economic terms. So, we look to so-called “non-GAAP measures” to assist in that…don’t forget to read the footnotes when using our non-GAAP measures to perform analysis.
With that behind us, it is helpful to look at our business in two main categories to start: businesses owned (100% or nearly 100%) and passive securities (investments, financings, etc.). Again, we utilize the same philosophy when pursuing any of those activities. We are agnostic to owning 100% of common stock, 2% of common stock or making a bridge loan with warrants as long as it fits the philosophy; however, it is more convenient to describe them in these two broad categories because management attention and our ability to control outcome on each are quite different.
Businesses Owned
We currently own five. Only one of these is a legacy business that existed before your current management team took over. The rest were acquired over the last few years. The businesses are: Mendota (and related non-standard automobile insurance businesses; we call them the NSA business), 1347 Property Insurance Holdings (f/k/a Maison Insurance Holdings, Inc.), IWS Acquisition Corp. (or IWS), Trinity Warranty Solutions (or TWS) and Assigned Risk Solutions (or ARS). I guess we like acronyms too much!

Annual Letter to Shareholders of Kingsway Financial Services Inc.

Here are a few ways I think about those businesses:
Mendota
As the only legacy business remaining, Mendota (and other related NSA businesses) has had to adapt to the new understanding of how the owners wish to manage risk and reward. We believe that for too long, it focused on premium growth and how fast it could add states and grow premium. At its height in the “old Kingsway,” NSA companies wrote $350 million of gross written premiums in 33 states. We are now projecting for 2014 $115 million of gross written premium in 17 states, while writing new business in only 10. This has not been an easy road and has taken longer than your Chief Investment Officer expected. It also experienced some self-inflicted wounds when I was too slow to see the need to shut down our underwriting operation in Miami, but under the skilled leadership of Bill Hickey, Mendota has assembled a management team focused solely on writing profitable premium, regardless of size.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

Bill’s guidance has positioned us towards a 2014 where we expect Mendota to achieve a breakeven or better underwriting result. Mendota has not earned an underwriting profit since 2008. Although the team will not rest until underwriting provides an acceptable return on capital (10-15% over the long-term), a breakeven or better underwriting result provides a significant portfolio of investable assets for your Chief Investment Officer to deploy that will only enhance the returns provided by the underwriting results. In 2013, investments contributed 27 percentage points to Mendota’s return on equity before considering the underwriting results.5

It is important to note that in 2013 management took decisive action to move the actuarial estimate of its reserves (typically the largest item on an insurance company balance sheet in the liability side of the ledger) for Mendota to the highest level within the range of estimates provided by our outside actuarial firm. Although accounting translates a move from the middle of the range to the high end of the range as a “loss,” management believes from an economic perspective that the company’s position is strengthened.
I would be remiss not to discuss the runoff portion of our NSA business. Both Universal Casualty and Kingsway Amigo are no longer writing new policies. Bill has one of the steadiest hands in the business of insurance runoff. He has skillfully brought Universal Casualty to the point where the accountants required the company to reduce reserves by $2.7 million to get back into the range of reasonable estimates (and we are still booked at the high end at this company as well). Kingsway Amigo continues to be a work in progress, but I trust Bill will guide it to a soft landing.
Assigned Risk Solutions
In 2010, Kingsway was not in a position to be deploying significant capital in businesses that didn’t produce free cash flow or that required strong balance sheets to satisfy rating agencies. In the turmoil that was Kingsway at the time, there existed pieces of a long lost lore formerly known as Robert Plan group, then identified as Northeast Alliance Insurance Agency. It was hemorrhaging cash, and its risk-taking partner had been donated to charity because of financial concerns. In the turmoil, we saw opportunity. Unlike the Atlas (NASDAQ: AFH) story,6 this business did not need capital to support a rating. It did, however, need new management and a stronger risk-taking partner. In 2010, we secured an agreement with Berkshire Hathaway’s National Liability and Fire Insurance Company (“NL&F”) to be the risk-taker in our business. Next, we acquired (for approximately $16 million) a competitor known as JBA & Associates to gain access to a steady management team and increased market share. We then merged JBA & Associates with Northeast Alliance Insurance Agency to form Assigned Risk Solutions.
Jay Schnoor and Lee Rodrigues lead the team. They were also principal owners at the time of acquisition and agreed to stay on and drive the new Assigned Risk Solutions. As shareholders, we owe Jay and Lee a debt of gratitude for agreeing to stay and build long-term value. Assigned Risk Solutions is profitable, provides free cash flow and generates an acceptable margin on revenue. We also have a profit-sharing agreement with NL&F that we don’t currently translate to Latin, I mean account for, but in my book is economic value-added. We expect revenues of approximately $32 million this year. We need more Assigned Risk Solutions and managers like Jay and Lee.

5 Return on equity has been derived by taking the sum of 2013 GAAP investment income and 2013 GAAP realized gains & losses divided by average GAAP equity for the year 2013.
6 See discussion of Atlas in the Passive Securities section for more details.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

IWS
IWS stands for Intercontinental Warranty Services. It has been in business since 1991, serving the credit union sector by providing vehicle service agreements (“VSA”) with a focus on quality of service. We usually don’t look at private auctions for opportunities to acquire businesses. Auctions don’t typically provide a setting where we are able to properly determine if management of the target company can become aligned with our view of capital management. IWS was a unique situation. We were able to sit down and present to the sellers what “ownership” meant at Kingsway. Jim Hawk, our President of IWS, had lots of questions (and concerns-any good manager starts with healthy skepticism) but concluded that he could be successful in his continued growth of IWS as a subsidiary of Kingsway. We are grateful he is up to the task. We used a unique purchase approach paying 50% of the purchase price in cash, 50% in a deferred payout structure that is dependent on growth and an earn-out bonus if the company does exceedingly well.
There is room to grow this business, as credit unions currently hold well over $1 trillion dollars of assets and have become an increasingly popular alternative to traditional banks following the credit crisis. Under Jim’s leadership, the business is poised to take advantage of the turn in auto sales following the economic downturn that started last decade. Although the “Latin translation” of IWS records a small loss (attributed to the amortization of the purchase price), the company’s economic health is best understood by the number of contracts sold. Given the nature of the VSA product, IWS can often know within a few percentage points its ultimate profit on a contract sold. As owners, we look to contracts sold (and the relative corporate overhead of IWS) to indicate if value is being created as those long-term contracts will provide us years of future earnings. In 2013, they grew the number of contracts serviced by 16%. This year, we project that IWS will again grow the number of contracts by double digits. Jim and his skilled team are to be commended for driving these results, and we have grown increasingly more pleased with our purchase.
Trinity Warranty Solutions
I first heard of Trinity Warranty Solutions from an online deal forum. I guess if folks think the internet is suitable for a life-long mate, it can also provide for interesting acquisitions. Trinity certainly falls into the category. Trinity is not like many of our other businesses. It is closer to the start-up stage than we are used to, but if you get the chance to meet Peter Dikeos you will understand why we took the risk. Peter has an infectious passion for his business. Trinity provides warranty and dispatch services on heating, ventilation, air-conditioning (HVAC), refrigeration, generators and commercial equipment that competitors ignore (like large commercial chillers). He built the business but quickly learned the cost of growth. He needed a capital partner, and we were excited to help. We bought 100% of the company from Peter and incentivized him to grow the business and build long-term value. If he is successful, both he and Kingsway will be handsomely rewarded.
Trinity is focused on long-term growth over near-term profitability. If we didn’t keep a 7-person sales staff, it would be cash flow positive. Instead of focusing on short-term profitability through cutting personnel costs, we “invest” in the future through sales and marketing. Trinity has two businesses, National Accounts and Warranty, which we expect to provide strong double-digit margins in the long run. We expect Trinity to generate $7 million of revenue in 2014 and to become cash flow positive starting in 2015.
1347 Property Insurance Holdings (f/k/a Maison)
Seneca, a first-century Roman philosopher, was supposedly the first to say, "Luck is where the crossroads of opportunity and preparation meet." Well, I am happy to admit we got lucky at Kingsway. First, a little about the preparation. Your Chief Investment Officer, along with Gordon, has spent a lot of time studying, managing and investing in catastrophe-exposed insurance and related securities. For more than 15 years, I have explored the convergence of capital markets and catastrophe insurance. Since 2006, Gordon and I have analyzed and invested in homeowner insurers (including our reverse merger of United Insurance Holdings Corp). That is the preparation. Then the opportunity: Louisiana and Doug Raucy. Doug was looking for a better alignment between his vision and the capital to support that vision. We had met several years ago and realized we shared the same vision for building a company focused on the long-term opportunity in catastrophe-exposed homeowners. He joined Kingsway based on that alignment. Louisiana provided an environment that was receptive to a new market entrant with a capital

Annual Letter to Shareholders of Kingsway Financial Services Inc.

base that Kingsway could support. Doug focused his effort quickly and, following formation in late 2012 and after enduring significant losses in early 2013 related to a historic hailstorm, has provided significant leadership that resulted in a pre-tax profit in the fourth quarter of 2013 of $1.03 million. We can only hope any of our future de novo insurance operations achieve profitability so quickly.
Passive Securities
Although we are agnostic to owning a passive security and 100% of a business, we do have to manage them differently. The investment portfolio (just another name for the portfolio of passive securities) is managed by a team of three. As Chief Investment Officer, the buck stops with me (although the board has an Investment Committee that is happy to take the credit if things go right!7), but we have two unique talents supporting those efforts. Hassan and Dan Schlemmer, when not tackling logistical challenges of capital raises or IPOs of subsidiaries, are busy monitoring and analyzing our investment portfolio. Dan is an accredited actuary, former (or reformed, not sure) sell-side research analyst but, most importantly, willing to create a thesis and stick with it until the facts change. Hassan can understand the most complex and esoteric structures ever created and finds ways to help us stay focused on what matters through all the complexity, a rare skill these days.
The investment portfolio primarily resides on the balance sheet of Mendota (our NSA business); however, we do hold some assets in holding companies. Although there are significant limitations in how we can invest the funds at our NSA companies, we do have flexibility to invest in several asset classes and many interesting securities. Much of our focus is on real estate, publicly traded common stock and privately negotiated bridge loans with equity upside.

We invest in real estate with plenty of skepticism. I have experienced many lessons in how “not” to make money in real estate. I do not doubt we have more to learn, but for now we are focused on income-producing property. More specifically, our focus is on investment-grade credit tenant leases. Credit tenant leases provide a yield enhancement to general corporate obligations. They also have a unique attribute given the significant risk of rising interest rates. When a bond reaches the end of its coupon-paying days, we are entitled to receive par value in dollars sometime in the future. Given where we are today with rates, those dollars most certainly will be worth less than the stated par value today. In credit tenant lease structures, we don’t receive dollars at the end of the “coupon”-paying days (meaning the end of the lease term); instead, we receive land and buildings. Sure, there are risks in property degeneration or underlying changes in socioeconomic drivers of real estate value, but, as far as interest rates are concerned, the land and buildings could provide a hedge against inflation and rise in interest rates. I don’t know if anyone can definitively predict where cap rates (the required rate of return on net operating income on real estate) will go in a rising rate environment, but we like credit tenant leases over long-term bonds. For that reason, we entered into a joint venture with Oak Street Real Estate. Marc Zahr and his team are a perfect match for our portfolio. Their focus on investment-grade credit, long-term value and downside protection are why we were a seed investor in their fund. We wish Marc and his team the best successes as they grow their business (and it doesn’t hurt that we will share in that success!).
When we buy stocks in the everyday valuation voting machine known as the stock market, we focus on the same principles mentioned in our investment philosophy statement. We just end up owning a much smaller percentage of the company. If we buy shares, it is because we wouldn’t mind owning 100% of it. Often, we have a detailed understanding of what we or others would pay to own 100% of it (private market value focus), and, if need be, we understand what it would take to actually own and run it (like we had to do with Kingsway). We are looking for significant margin of safety when doing this analysis. We couldn’t have that confidence without Dan and Hassan, especially given our emphasis on insurance and financial services stocks.

7 Just kidding of course; the board’s investment committee is smartly led by our newest board member, Gary Schaevitz, who is keen to help us protect downside risk and is willing to challenge each investment thesis.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

One of those stocks we continue to own is Atlas Financial Holdings (NASDAQ: AFH). If you have followed the Kingsway story, then you know that Atlas was once a subsidiary of Kingsway. Actually, Atlas never existed in its current state on the balance sheet at Kingsway; rather, it was a collection of a few statutory entities that historically wrote the business of taxi, limos and para-transit along with numerous other lines. When I was looking for opportunities within the turmoil that existed at the time within Kingsway, I asked Scott Wollney (currently the CEO of AFH) for interesting investment ideas within Kingsway that were not getting the right capital allocation. He showed me the long track record of stable and profitable business that Atlas currently writes. I asked why it was no longer being written and he responded “well, because you shut down all commercial business.” That was true. Kingsway could not support the rating agency requirements of the commercial business and needed to protect capital. At that time, we made the difficult, but necessary, decision to buy debt at a discount in order to stay solvent. Instead of looking back at what could have been had Kingsway had more capital, we sprang into action and developed the plan that became Atlas. We knew Atlas needed external capital to achieve the AM Best rating needed to move forward. We listed on a Canadian stock exchange after reverse-merging with a Canadian capital pool company. Scott is a very focused, extremely competent manager who understands the investor perspective and has an extremely talented team alongside him, so it is not much of a surprise to now see AFH listed on NASDAQ and sporting a nearly 2x book valuation with a $125 million market capitalization. Kingsway did well to hold on to as many shares as it could after we spun out the company and only sold shares for liquidity reasons. Atlas is a good example of how we solve problems and an illustration of the merchant banking activity we aim to replicate.
Bridge loans with equity-like upside is not a particular asset class or investment style that we actively pursue; however, it seems to be the solution that best fits many of the capital problems that we are asked to help solve. Mike Powell, an investment banker with a strong investor mentality, has been a friend of the Company and very helpful in sourcing and advising us on these. We are grateful that he thinks of calling us first. We would like to do more of these in the future.
Although it is difficult to describe our portfolio returns given the swings in portfolio size (and the fact that we take no credit for fixed income earning 1% in the insurance company), we wanted to describe the impact investing has on our business. The investment returns seem to get buried in the results of our businesses amidst their turnaround efforts. In the period of 2012-2013, $14 million was invested in our non-fixed income assets.8 Those assets have provided $3.3 million in realized and unrealized gains for a return on invested capital (ROIC) of 24% before attributing any appreciation to our real estate holdings.9 We expect the appreciation on our real estate holdings to be meaningful. Of the $14 million that was invested in non-fixed income assets during 2012-2013, $7.7 million was invested in assets other than real estate, providing a ROIC of 40%.10 We cannot expect to replicate these returns each and every year, but I am going to try with continued focus on downside protection as if I owned the entire company.

8 We consider this the “alternative portfolio” which is best described as investments outside of our traditional diversified fixed-income portfolio.
9 This return has been derived by taking the sum of 2012 & 2013 GAAP investment income, 2012 & 2013 GAAP realized gains & losses and the change in 2012 & 2013 GAAP unrealized gain/loss, all as relates to the unaffiliated alternative investments described under Passive Securities, excluding Atlas Financial Holdings, for NSA business, divided by dollars invested during 2012 & 2013 on such investments.
10 This return has been derived by taking the sum of 2012 & 2013 GAAP investment income, 2012 & 2013 GAAP realized gains & losses and the change in 2012 & 2013 GAAP unrealized gain/loss, all as relates to the unaffiliated alternative investments described under Passive Securities, excluding Atlas Financial Holdings and all real estate holdings, for NSA business, divided by dollars invested during 2012 & 2013 on such investments.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

What else to expect from your management
So, we thought it might be helpful to know what else to expect from us. We believe in the alignment of shareholders, management and opportunities. It doesn’t benefit any of us to have expectations that never have the intention of being met, so first here are the things you probably won’t see from us: quarterly conference calls with CEO/CIO, quarterly earnings per share guidance, dedicated investor roadshows and suits (even Bill our CFO/COO has given up the tie and jacket after 30+ years in the business).
More importantly though, what to expect: directness (we tell it how it is, even when folks don’t want to hear it or it isn’t popular to say); mistakes (everybody makes them; we will tell you when we have made them, which creates better process and provides for learning); hard work (this team doesn’t know how to quit; some have even said “they chew through trees”, which I agree with); integrity (we subscribe to the “can my mother read about this on the front page of the Wall Street Journal and I still hold my head up high” test); teamwork (there is no rock star or super hero in this group; it’s a team effort); and intellectual curiosity (we know we don’t know a lot of things and are willing to ask many stupid questions in our search to learn more and find new ways of solving problems). By the way, those last three are the core values of the holding company. We believe them, and we live them to the best of our abilities.
We think like owners and look to act in the best interests of our shareholders. It is why I don’t have a contract (despite my wife’s and personal lawyer’s attempts to fix that). If you do well as a shareholder, so will your management team. We are aligned. We look forward to future successes.

Sincerely,

/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr. Shareholder & CEO

Annual Letter to Shareholders of Kingsway Financial Services Inc.

This Annual Letter to Shareholders of Kingsway Financial Services Inc. should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Forward-Looking Statements
This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For a discussion of some of the factors that could cause actual results to differ, see Item 1A, "Risk Factors," and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates and Assumptions," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.